Exhibit 99.2

Poster 411

APS 2013, New Orleans, LA

rvickery@theravance.com

TD-1211 Demonstrates a Durable Increase in Bowel Movement Frequency and Return

Toward Normal Bowel Function in a 5-Week Phase 2b Opioid-Induced Constipation Study

Ross Vickery(1), Yu-Ping Li(1), Ullrich Schwertschlag(1), Neil Singla(2), Lynn Webster(3), and Daniel Canafax(1)

(1) Theravance, Inc., South San Francisco, CA; (2) Lotus Clinical Research, Inc., Pasadena, CA; (3) CRI Lifetree, Inc., Salt Lake City, UT

Introduction

•                  Opioid analgesics such as morphine continue to play a critical role in chronic cancer and non-cancer pain control.(1) Despite their effectiveness, opioids have significant drawbacks, notably the development of analgesic tolerance and physical dependence, sedation, respiratory depression and bowel dysfunction.(2)

•                  Opioid-induced constipation (OIC) is common, affecting up to 80% of patients receiving opioids for chronic non-cancer pain.(3)

•                  TD-1211 is an investigational, peripherally selective, mu-opioid receptor antagonist designed to alleviate gastrointestinal side effects of opioid therapy without affecting analgesia.

•                  Safety and efficacy results, including the primary and key secondary endpoints, from a 5-week, Phase 2b study in chronic non-cancer pain OIC patients have been previously reported (see also APS 2013 Poster #421).(4)

•                  As mu-opioid receptor antagonists can quickly reverse the effects of opioid agonists on gastrointestinal opioid receptors, demonstration of a sustained response on bowel movement frequency is necessary for a therapy intended for patients taking opioids chronically.

•                  Therefore, additional pre-specified week-by-week efficacy analyses are reported here.

Methods

•                  A 5-week, double-blind, randomized, multi-center, placebo-controlled, parallel-group study was conducted in chronic non-cancer pain patients with OIC, defined as <5 spontaneous bowel movements (SBMs) over a 2-week baseline period and at least one additional symptom of constipation in at least 25% of the bowel movements.

•                  For the first 4 days of dosing, patients randomized to TD-1211 received 5mg daily and on Day 5, remained at 5mg or were dose-escalated to 10mg or 15mg daily for the remainder of the treatment period. Patients randomized to placebo received placebo for all 5 weeks.

•                  For at least 14 days prior to Day 1, patients were on a stable chronic opioid regimen, with a total daily dose of >30mg morphine equivalent units (MEU).

•                  Patients were required to stop laxatives and bowel regimens, except protocol-permitted rescue bisacodyl use, throughout the study.

•                  Electronic diaries collected frequency, timing, and symptoms of bowel movements; use of laxatives and opioids; daily pain scores; and satisfaction / quality of life metrics.

•                  Week 1 was excluded from the primary analysis in order to confirm the durability of response and predictability of longer term efficacy studies.

Results

Patient baseline demographics

•                  As shown in Table 1, baseline characteristics were similar for all treatment groups.

•                  Subjects were on a representative spectrum of opioids.

•                  Daily opioid doses ranged from 30-1740 oral MEU.

•                  Back pain was the most commonly reported reason for chronic opioid use.

Table 1: Patient Baseline Demographics

	TD-1211
	Placebo	5 mg	10 mg	15 mg
Modified Intent to Treat Population	(N=54)	(N=55)	(N=53)	(N=53)
Mean Age (years)	47.6	48.3	49.2	48.9
Female Gender	28	37	32	30
BMI Mean (kg/m2)	28.3	27.8	27.8	28.1
Duration of OIC Mean (years)	5.5	6.4	6.7	5.3

Durability of Response

•                  An increase in complete spontaneous bowel movements (CSBMs) was observed in Week 1 vs. baseline for each treatment group (Figure 1). The increased CSBMs per week was sustained for each week during Weeks 2-5, ranging from between 2.5 to 3.3 for 10mg TD-1211 patients, 2.5 to 2.9 for 15mg TD-1211 patients, and 0.9 to 1.2 for placebo patients.

•                  Similarly, an increase in SBMs was observed in Week 1 vs. baseline for each treatment group (Figure 2). The increased SBMs per week was sustained for each week during Weeks 2-5, ranging from between 4.1 to 4.9 for 10mg TD-1211 patients, 4.6 to 5.2 for 15mg TD-1211 patients, and 2.6 to 3.3 for placebo patients.

•                  In an exploratory analysis, the mean number of days per week with at least 1 SBM ranged weekly between 3.3 to 3.8 for 10mg TD-1211 patients, 3.6 to 3.9 for 15mg TD-1211 patients, and 2.4 to 2.8 for placebo patients. (Figure 3)

•                  During Weeks 2-5 of treatment, 51-53% of 15mg TD-1211 patients reported >5 SBMs per week compared to 14-29% of placebo patients, indicating a return toward normal bowel function for treated patients. (Figure 4)

Tolerability and Safety

•                  TD-1211 was generally well tolerated, with overall treatment emergent adverse events (TEAEs) similar between TD-1211 and placebo and gastrointestinal (GI) TEAEs predominant.

•                  The majority of treatment-related GI AEs were associated with initiation of treatment, resolved within a few days, and were mild or moderate.

Figure 1: Mean Number of Complete and Spontaneous Bowel Movements (CSBMs) at Each Week

Figure 2: Mean Number of Spontaneous Bowel Movements (SBMs) at Each Week

Figure 3: Mean Number of Days per Week with at Least 1 SBM

Figure 4: Percent of Patients Reporting >5 SBMs per Week on Treatment

Table 2: GI-Related Adverse Events Occurring After the Dose Initiation Period ( > Day 5)

		TD-1211 Randomization Group
	Placebo	5 mg	10 mg	15 mg	All
	(n=54)	(n=56)	(n=53)	(n=52)	(n=161)
Any GI-related TEAE of interest	3 (5.6%)	7 (12.5%)	10 (18.9%)	3 (5.8%)	20 (12.4%)
Abdominal pain	1 (1.9%)	3 (5.4%)	4 (7.5%)	1 (1.9%)	8 (5.0%)
Mild	1 (1.9%)	0	3 (5.7%)	0	3 (1.9%)
Moderate	0	3 (5.4%)	1 (1.9%)	1 (1.9%)	5 (3.1%)
Severe	0	0	0	0	0
Abdominal cramping	1 (1.9%)	1 (1.8%)	3 (5.7%)	0	4 (2.5%)
Mild	1 (1.9%)	0	2 (3.8%)	0	2 (1.2%)
Moderate	0	1 (1.8%)	1 (1.9%)	0	2 (1.2%)
Severe	0	0	0	0	0
Diarrhea	0	4 (7.1%)	5 (9.4%)	2 (3.8%)	11 (6.8%)
Mild	0	0	3 (5.7%)	2 (3.8%)	5 (3.1%)
Moderate	0	3 (5.4%)	2 (3.8%)	0	5 (3.1%)
Severe	0	1 (1.8%)	0	0	1 (0.6%)
Nausea	1 (1.9%)	2 (3.6%)	6 (11.3)	1 (1.9%)	9 (5.6%)
Mild	1 (1.9%)	0	5 (9.4%)	1 (1.9%)	6 (3.7%)
Moderate	0	2 (3.6%)	1 (1.9%)	0	3 (1.9%)
Severe	0	0	0	0	0
Vomiting	1 (1.9%)	2 (3.6%)	0	0	2 (1.2%)
Mild	0	0	0	0	0
Moderate	1 (1.9%)	1 (1.8%)	0	0	1 (0.6%)
Severe	0	1 (1.8%)	0	0	1 (0.6%)

Tolerability and Safety (con’t)

•             At target doses (i.e., after the first 4 days of treatment initiation at 5mg for patients randomized to TD-1211), <13% of all patients reported any GI-related TEAE (Table 2). Two severe AEs (diarrhea and vomiting) were noted.

•             No treatment-related serious adverse events (SAEs) were reported.

•             No clinically significant laboratory, ECG, or vital sign abnormalities were observed.

TD-1211 Conclusions

•             10mg and 15mg demonstrated a clinically meaningful, sustained response in CSBM and SBM frequency over the duration of the treatment period in OIC patients.

•             CSBM and SBM frequency measures indicated a return toward normal bowel function for the 2 highest doses.

•             Generally well-tolerated with no treatment-related SAEs.

•             Majority of treatment-related GI AEs were associated with initiation of treatment, resolved within a few days, and were mild or moderate.

References

(1)         Walsh, T.D. (2000). Seminars in Oncology, 27, 45-63.

(2)         Walsh, T.D. (1990). J. Pain Symptom Manage., 5, 362-367.

(3)         Holzer, P. (2012). Current Pharmaceutical Design, 18, 6010-6020.

(4)         Vickery, R., et al. PainWeek 2012, Las Vegas, NV, September 5-8. Poster #121.